UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2006

OPTICAL COMMUNICATION PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31861	95-4344224
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6101 Variel Avenue Woodland Hills, CA		91367
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(818) 251-7100

                     Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 14, 2006, Optical Communication Products, Inc. (the “Company”), a Delaware corporation, entered into a Primary Stock Purchase Agreement (the “Primary Purchase Agreement”) with GigaComm Corporation, a Taiwan corporation (“GigaComm”), certain stockholders of GigaComm (the “Selling Stockholders”) and YEONGYI (Asia) Co., Ltd., a Taiwan corporation, as a Selling Stockholder and the representative of the Selling Stockholders (the “Stockholders’ Representative”). Pursuant to the Primary Purchase Agreement, the Company will acquire at least 90% of the issued and outstanding shares of GigaComm common stock. The Primary Purchase Agreement contemplates that additional holders of common stock holding at least three percent of the total issued and outstanding shares of GigaComm common stock will execute either a Secondary Stock Purchase Agreement (the “Secondary Purchase Agreement”) or an Additional Stock Purchase Agreement (the “Additional Purchase Agreement” and, collectively with the Primary Purchase Agreement and the Secondary Purchase Agreement, the “Purchase Agreements”) and will sell all of their shares of GigaComm common stock to the Company.

As part of the transactions contemplated by the Purchase Agreements, the Company intends to assign its rights under the Purchase Agreements to a wholly-owned subsidiary that will be formed as a Taiwan corporation.

After the purchase of GigaComm common stock pursuant to the Purchase Agreements (the “Stock Purchase”), the Company intends to acquire the remaining issued and outstanding shares of GigaComm common stock by effecting a stock swap with a newly-formed, wholly-owned subsidiary of the Company and a subsequent liquidation of the subsidiary (the “Liquidating Distribution”). As a result of these transactions, GigaComm will become a wholly-owned subsidiary of the Company.

In connection with its acquisition of 100% of the total issued and outstanding shares of GigaComm common stock, the Company will pay total consideration of $19,400,000 (the “Total Consideration”), consisting of both cash payments to stockholders of GigaComm pursuant to the Stock Purchase and the Liquidating Distribution and the repayment of all of GigaComm’s outstanding debt obligations on the date that the Stock Purchase is consummated.

In addition, GigaComm entered into employment agreements with certain of the key employees of GigaComm effective upon the consummation of the Stock Purchase. The Company and GigaComm also established a retention plan for GigaComm and certain employees have executed retention agreements thereunder.

The transactions contemplated by the Purchase Agreements are subject to the satisfaction or waiver of certain closing conditions, including, among other things, having obtained certain consents and regulatory approvals, execution of certain proxies and delivery of certain executed documents. The Primary Purchase Agreement contains representations, covenants and indemnification obligations customary for transactions of this nature. The assertions embodied in the representations and warranties by the Company in the Primary Purchase Agreement are qualified by information in the confidential disclosure schedules attached to the Primary Purchase Agreement. While the Company does not believe that these schedules contain information securities laws require it to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Primary Purchase Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules.

The foregoing description of the Primary Purchase Agreement is qualified in its entirety by reference to the full text of the Primary Purchase Agreement filed herewith as Exhibit 2.1 and incorporated herein by reference. A copy of the press release issued by the Company announcing the entry of the Company into the Primary Purchase Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statement Concerning Forward-Looking Statements

This Form 8-K and its attachments contains forward-looking statements, including those that discuss the potential transactions contemplated by the Purchase Agreements; strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including (a) transaction conditions not being satisfied, (b) not receiving regulatory and related approvals and (c) the parties not being able to complete the transactions. For more information on these statements, please see the paragraph of the attached press release concerning forward-looking statements.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

Exhibit 2.1

Primary Stock Purchase Agreement, dated July 14, 2006 by and among Optical Communication Products, Inc., GigaComm Corporation, certain stockholders set forth on Schedule I to the Primary Stock Purchase Agreement, and YEONGYI (Asia) Co., Ltd.

Exhibit 99.1	Press Release of the Company dated July 14, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 19, 2006	OPTICAL COMMUNICATION PRODUCTS, INC.
a Delaware corporation

By: /s/ Muoi Van Tran
Muoi Van Tran

Chairman of the Board, Chief Executive Officer

and President